EXHIBIT (A)(1)










     OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
                         FOR SHARES OF RESTRICTED STOCK
                            (THE "OFFER TO EXCHANGE")




























                                 AUGUST 29, 2001


                                                                  EXHIBIT (A)(1)


                                HESKA CORPORATION

   OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FOR
              SHARES OF RESTRICTED STOCK (THE "OFFER TO EXCHANGE")

 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., MOUNTAIN DAYLIGHT TIME,
                            ON SEPTEMBER 27, 2001
                          UNLESS THE OFFER IS EXTENDED.

     Heska Corporation, a Delaware corporation ("Heska"), is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for shares of our common stock that will vest after the date of issuance in equal monthly amounts for a period of 48 months (the "restricted stock"). We will grant the restricted stock under the Heska Corporation 1997 Stock Incentive Plan (the "1997 Plan"). We are making the offer upon the terms and conditions described in (i) this "Offer to Exchange";
(ii) the related letter from Robert B. Grieve, Chief Executive Officer of Heska, dated August 29, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer").

     All tendered options accepted by us through the offer will be cancelled as promptly as practicable on the first business day following the date the offer ends. The offer is presently scheduled to expire on September 27, 2001 (the "Expiration Date") and we expect to cancel tendered options on October 1, 2001, or as soon as possible thereafter (the "Cancellation Date").

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     You may participate in the offer if you are an employee of Heska as of the date the offer commences and through the Cancellation Date. Employees of Diamond Animal Health, Inc., Heska AG and CMG-Heska Allergy Products S.A., each a subsidiary of Heska, will not be eligible to participate in the offer. In order to actually receive the restricted stock pursuant to this offer, you must continue to be an employee as of the date on which the restricted stock is granted. You may only tender outstanding vested and unvested options which have an exercise price greater than $3.90 per share of the common stock underlying such options. We will not accept any options whose exercise price is equal to or less than $3.90 per share. You may only tender all or none of your options whose exercise price is greater than $3.90. We will not accept tenders for a particular option or a portion of an unexercised option. In exchange for the options you tender that are accepted for exchange and cancelled by us, you will receive a number of shares of restricted stock equal to the total number of shares of common stock underlying the options you tender.

     If you tender options for exchange as described in this offer, we will issue you restricted stock under the 1997 Plan. The restricted stock will be available for issuance promptly after the date the tendered options are accepted and cancelled. The restricted stock, however, will not actually be issued until you sign a restricted stock agreement. Regardless of the vesting schedules of the options that you tender to us, the restricted stock issued to you will vest after the date of issuance in equal monthly amounts for a period of 48 months, assuming that you meet the requirements for vesting specified in the restricted stock agreement between you and us. Until it vests, the restricted stock will be held in our custody and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement. UNDER U.S. TAX LAWS, IF YOU DO NOT MAKE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE, THE VESTING OF YOUR RESTRICTED STOCK WILL RESULT IN YOUR RECOGNITION OF TAXABLE INCOME. IF YOU DO MAKE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE, YOU WILL RECOGNIZE TAXABLE INCOME FOR ALL OF THE SHARES ON THE DATE OF GRANT. BEFORE WE DELIVER TO YOU THE STOCK CERTIFICATES FOR YOUR RESTRICTED STOCK, YOU MUST PROVIDE FOR THE PAYMENT TO US OF THE APPLICABLE FEDERAL, STATE AND FOREIGN INCOME AND EMPLOYMENT WITHHOLDING TAXES, EITHER BY CASH PAYMENT OR IN ACCORDANCE WITH ANOTHER ARRANGEMENT AGREED UPON BETWEEN YOU AND US.

     As of August 29, 2001, the total number of option shares eligible for the offer is 1,068,615. Assuming that all of the eligible option shares are tendered for the exchange, we would issue 1,068,615 shares of restricted stock, which is approximately 3% of our total shares outstanding following the issuance.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED OUR MAKING OF THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

     Shares of Heska common stock are traded on the Nasdaq National Market under the symbol "HSKA." On August 27, 2001, the closing price of our common stock reported on the Nasdaq Stock Market was $0.94 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Questions about the offer or requests for assistance or for additional copies of (i) this Offer to Exchange; (ii) the letter from Robert B. Grieve dated August 29, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer should be directed to:

                         Lynn DeGeorge (email:  degeorl@heska.com)
                         Heska Corporation
                         1613 Prospect Parkway
                         Fort Collins, Colorado  80525
                         Tel. (970) 493-7272 x 4150
                         Fax. (970) 491-9976

                                    IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required schedules to Lynn DeGeorge at fax number (970) 491-9976 on or before 5:00 p.m. Mountain Daylight Time on September 27, 2001.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to employees in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM ROBERT B. GRIEVE DATED AUGUST 29, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.




                               SUMMARY TERM SHEET

     The following are answers to some questions that you may have about this offer. WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO EXCHANGE AND THE ACCOMPANYING MATERIALS BECAUSE THE INFORMATION IN THIS SUMMARY AND IN THE INTRODUCTION PRECEDING THIS SUMMARY ARE NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.   Why are you making the offer?

     We generally grant equity awards to our employees so that they may obtain an equity interest. We believe that when our employees own (or have a chance to acquire) our stock, the employees have a further incentive to work diligently in our best interests. The goal of granting equity awards is to make ourselves a better company.

     With the recent downturn in the market, our stock price (like many other companies) has dropped dramatically. As a result, we believe that options with exercise prices in excess of the current fair market value are not providing the same incentive they once did.

     As such, we believe that offering our employees the right to acquire restricted stock for a nominal value and in exchange for their options will help increase the incentive for our employees to work diligently in our best interests. (Section 3)

2.   Who is eligible to participate in the offer?

     If you are a current employee of Heska and have an option or options with an exercise price greater than $3.90 per share, you are eligible to participate in the offer. Employees of Diamond Animal Health, Inc., Heska AG and CMG-Heska Allergy Products S.A. are not eligible to participate in the offer. (Section 1)

3.   What will I receive in exchange for my options?

     If you choose to participate in the offer, you will receive one (1) share of restricted stock for every share of common stock underlying your options which are accepted and cancelled by us. (Section 9)

4.   May I exchange a portion or fractional amount of my option(s)?

     No. Partial exchanges are not permitted. That is, if you choose to participate in the offer, any and all options which you hold must be exchanged in full. You should be aware that this offer only applies to options, and does not apply in any way to shares already purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding, unexercised portion of the option may be tendered in this offer. (Section 2)

5.   What else will I have to do to receive restricted stock?

     If you choose to participate in the offer, you will need to sign a restricted stock agreement in order to receive your shares of restricted stock. (Section 6)

6.   How does restricted stock work?

     In the event of a termination of your employment with us for any reason (or for no reason), we will retain the right (but not the obligation) to repurchase your then unvested shares of restricted stock at a price equal to the par value ($.001) of the stock (the "Repurchase Right"). This Repurchase Right is what makes this award restricted stock. (Section 9)

7. Will I receive shares of restricted stock upon my signing of the restricted stock agreement?

     No. To ensure that the shares of restricted stock will be available to us in the event we want to exercise the Repurchase Right, the shares will be held in escrow by the Secretary of Heska. We will release your shares from escrow subject to the terms of the restricted stock agreement. (Section 9)

8.   Do you keep the Repurchase Right forever?

     No. The Repurchase Right with respect to the restricted stock you receive will lapse over time. This lapsing of the Repurchase Right is referred to as "vesting."

     The shares of restricted stock you receive will vest after the date of issuance in equal monthly amounts for a period of forty-eight (48) months. In the event the monthly amount is a fraction, we will round the number up to the nearest whole number. For example, if you receive 10,000 shares of restricted stock, 209 shares will vest monthly over the first 47 months and 177 shares will vest on the 48th month. (10,000 divided by 48 equals 208.33, which rounds up to 209 shares per month. After 47 months, 9,823 shares would vest and the remaining 177 shares would vest on the 48th month.) This vesting schedule will apply to the shares of restricted stock regardless of whether or not the options exchanged in this offer had already vested.

     After your termination of employment, we have 120 days to exercise the Repurchase Right for the unvested shares. If we fail to exercise this right within that time period, then the unvested shares will become vested. (Section 9)

9. Do I have any voting or dividend rights with respect to my restricted stock?

     Yes. If you hold restricted stock you generally have the same rights as other stockholders, except that generally in the event of any stock dividend, stock split, recapitalization or other change affecting our outstanding common stock as a class effected without the receipt of consideration or in the event of a stock split, stock dividend or other similar change in the common stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the common stock will be immediately delivered to the Secretary of Heska and be held in escrow to the extent the restricted stock is subject to the escrow requirements. (Section 9)

10.  How do I exchange my options for restricted stock pursuant to the offer?

     In connection with the offer, we will provide to you a packet of information, which will include, among other things, a cover letter describing the offer. Additionally, there will be included an election form that you must deliver to the Company by September 27, 2001, at 5:00 p.m., Mountain Daylight Time, stating whether or not you intend to participate in the offer. It is acceptable to fax in your signed agreement on or before the above deadline and mail the original. If you do not hand it in, or you are late, you will not be able to participate. Once you hand in that election form and such form indicates your desire to participate in the offer, and once we accept and cancel your tendered options, we will thereafter deliver to you a restricted stock agreement which will enable you to acquire your restricted stock. (Section 4)

11.  What are the conditions to the offer?

     The offer is not conditioned upon us receiving a minimum number of tendered options, however, the offer is subject to a number of other conditions, including those described in Section 7

12. When does the offer expire? Can the offer be extended, and if so, how will I be notified of the extension?

     The offer expires on September 27, 2001, at 5:00 p.m., Mountain Daylight Time. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended we will make a public announcement of the extension no later than 9:00 am Mountain Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Section 15)

13.  During what period of time may I withdraw previously tendered options?

     You may withdraw your tendered options at any time before 5:00 p.m., Mountain Daylight Time, on September 27, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a completed Notice to Withdraw From the Offer while you still have the time to withdraw the tendered options. Once you have withdrawn your options, you may re-tender them only by following the delivery procedures described in this offer. (Section 5)

14. What happens if after I tender my options, I cease to be an employee of Heska.?

     If you cease to be an employee of Heska prior to the expiration of the offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. In this event, you will not receive any restricted stock.

     If you cease to be an employee of Heska after we have accepted and cancelled your tendered options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. (Section 2)

     THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME.

15. What happens if an outside party (a.k.a. a "buyer") acquires control of Heska?

     If you continue employment after a buyer acquires control of Heska, your unvested restricted stock will be assumed by the buyer and your monthly vesting schedule would continue. Rather than receiving shares of stock in Heska, you would in all likelihood receive shares of stock in the buyer, cash or a combination of both when you vest. If you do not continue employment after a buyer acquires Heska, you may be entitled to receive one year accelerated vesting. The restricted stock agreement contains the provisions regarding the effect of a change of control on your restricted stock. (Section 9).

16.  What do you think of the offer?

     Although our board of directors have approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

17.  What are the U.S. tax effects for the restricted stock?

     Assuming you do not make an election under Section 83(b) of the Internal Revenue Code, you will have no taxable income at the time we grant you the restricted stock. Instead, you will recognize ordinary income when (and if) the restricted stock vests and no longer is subject to the Repurchase Right. If you make a Section 83(b) election, you recognize ordinary income at the time of grant of the restricted stock. However, if you later forfeit the restricted stock, no tax deduction is allowed with respect to the forfeiture. That is, you will not receive any credit for taxes paid with respect to such forfeited stock. In all cases, the amount of ordinary income that you recognize will equal:

  * the fair market value of the shares at the time you recognize income, less

  * less the amount of consideration you paid for the shares

     For example, if you receive four thousand eight hundred (4,800) shares of restricted stock on October 1, 2001, one hundred (100) shares would vest each month.

     If you do not make an election under Section 83(b) of the Code, on November 1, 2001, you would recognize ordinary income for 100 shares and the amount would be the price of our common stock on that date. If our stock price is $1.00 on November 1, 2001, you would recognize $100 of ordinary income (less the amount of consideration you paid for each share). If on December 1, 2001, our stock price is $1.25, you would recognize $125 of ordinary income.

     If you do make an election under Section 83(b) of the Code, you would recognize ordinary income for all 4,800 shares on October 1, 2001, the date of grant. If our stock price is $1.00 on October 1, 2001, you would recognize $4,800 of ordinary income (less the amount of consideration you paid for each share). The subsequent vesting of the shares does not trigger additional recognition of ordinary income.

     Upon the subsequent sale of the shares, any gain or loss will be treated as capital gain or loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held twelve (12) months or less is taxed at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of 20%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income. (Section 14)

     PLEASE BE AWARE THAT THE STOCK PRICES LISTED ABOVE ARE ONLY BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES OR COVENANTS THAT HESKA'S STOCK PRICE WILL ACTUALLY ACHIEVE THE AMOUNTS INDICATED AS OF SUCH DATES.

     THE PREVIOUS DISCUSSION REGARDING TAXES IS INTENDED ONLY AS A SUMMARY OF THE GENERAL U.S. TAX LAWS THAT MAY APPLY TO THE RESTRICTED STOCK. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO ANY PARTICULAR INDIVIDUAL WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY ADVISE YOU TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING YOUR PARTICIPATION IN THE OFFER.

18.  Will any withholding be required?

     If you decide to file an 83(b) election as described above, the income you recognize is considered wages for which withholding will be required. If you choose not to file the 83(b) election, then any income recognized upon each vesting date will be wages for which withholding also will be required.

     You must make arrangements with us to pay any required withholding obligations that occur due to the restricted stock. If you fail to make any arrangements, we will either withhold these amounts from your paycheck or withhold shares that have otherwise vested in an amount sufficient to satisfy any required withholding obligations. (Section 9)

19.  What are the accounting effects for Heska?

     We generally will receive a deduction for federal income tax purposes in connection with restricted stock equal to the ordinary income you realize. We will be entitled to this deduction at the time that you recognize the ordinary income. (Section 12)

20.  What if I need more information?

     We will provide you free of charge with a copy of any or all of the documents incorporated by reference in this Offer to Exchange and in the Schedule TO filed with the SEC in connection with this offer, including our annual report, and copies of other reports, proxy statements and communications distributed to our stockholders. You should direct your requests to:

                         Heska Corporation
                         1613 Prospect Parkway
                         Fort Collins, Colorado 80525
                         Tel.  (970) 493-7272
                         Fax. (970) 493-9976
                         Attention:  Lynn DeGeorge

21.  What else should I know about this Offer to Exchange?

     We may update this Offer to Exchange (a.k.a. the prospectus) in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act").

     1. Our latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(a) under the Securities Act of 1933 (the "1933 Act") which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed.

     2. All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.



                                    THE OFFER

     1.   Eligibility



     Employees are "eligible employees" if they are employees of Heska Corporation ("Heska" or the "Company") as of the date the offer commences and remain employees through the date on which the tendered options are accepted and cancelled. However, employees of Diamond Animal Health, Inc., Heska AG and CMG-Heska Allergy Products S.A., each a subsidiary of the Company, are not eligible to participate in the offer. In addition, outside directors of Heska are not eligible to participate in the offer.

     Every outstanding, unexercised or partially unexercised option with an exercise price greater than $3.90 per share and granted pursuant to the Heska Corporation 1997 Stock Incentive Plan, as amended (the "1997 Plan") may be tendered for exchange by eligible employees. These options are the "eligible options."

     2.   Number of options; expiration date



     Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options granted pursuant to the 1997 Plan held by eligible employees that are properly tendered in accordance with Section 4 and not validly withdrawn before the "expiration date," as defined below, in return for shares of "restricted stock," as defined in Section 9. We will not accept partial tenders of unexercised option grants for portions of the shares subject to the unexercised option grant. Therefore, you may tender options for all or none of the shares subject to your eligible options. We presently expect to cancel all tendered options on October 1, 2001.

     If you cease to be an employee of Heska prior to the expiration of the offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. In this case, you will not receive any restricted stock. If you cease to be an employee of Heska after we have accepted and cancelled your tendered options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. In this case, you will be entitled to keep any vested shares of restricted stock as of your date of termination. These forfeiture provisions will apply regardless of whether you quit with or without good reason, we terminate your employment with or without cause or your employment is terminated because of death.

     The term "expiration date" means 5:00 p.m., Mountain Daylight Time, on September 27, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  * we increase or decrease the amount of consideration offered for the options,

  *  we decrease the number of options eligible to be tendered in the offer, or

  * we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the o options that are subject to the offer immediately prior to the increase



     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Daylight Time.

     3.   Purpose of the offer



     We previously issued the eligible options to:

  * provide our employees with additional incentives and to promote the success of our business, and

  *  encourage our employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of a valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to remain with Heska. The eligible options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange eligible options for restricted stock, we intend to provide our eligible employees with the benefit of equity ownership in Heska and thereby create better performance and retention incentives following the date the tendered options are accepted and cancelled.

     We continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions and the purchase or sale of assets. We also routinely grant options to our employees and non-employee directors and offer stock pursuant to our 1997 Employee Stock Purchase Plan. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no definitive plans or binding proposals that relate to or would result in:

 (a) any extraordinary transaction , such as a merger, reorganization or liquidation;

 (b) any purchase, sale or transfer of a material amount of assets of our assets or the assets of our subsidiaries;

 (c) any material change in our present dividend rate or policy or in our indebtedness;

 (d) any change in our present board of directors or management;

 (e) any material changes in our corporate structure or business;

 (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities transaction;

 (g) our common stock becoming eligible for termination of registration pursuant to Section 12)(g)(4) of the Securities Exchange Act of 1934;

 (h) the suspension of our obligation to file reports pursuant to
     Section 15(d) of the Securities Exchange Act of 1934; or

 (i) any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of us by an person.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE, THE LETTER FROM ROBERT B. GRIEVE DATED AUGUST 29, 2001, THE ELECTION FORM, AND THE NOTICE TO WITHDRAW FROM THE OFFER AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

     4.   Procedures for tendering options



     Proper Tender of Options.

     To validly tender your eligible options, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (970-491-9976) or hand delivery to Lynn DeGeorge, along with any other required documents. Ms. DeGeorge must receive all of the required documents before the expiration date. The expiration date is 5:00 p.m. Mountain Daylight Time on September 27, 2001.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER, IS AT YOUR RISK. WE INTEND TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM WITHIN TWO BUSINESS DAYS; IF YOU HAVE NOT RECEIVED SUCH A CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT YOUR ELECTION FORM HAS BEEN RECEIVED BY US.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. Although we anticipate that we will accept properly and timely tendered options that are not validly withdrawn, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular eligible employee. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. As noted above, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept.

     Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

     5.   Withdrawal Rights and Change of Election



     You may only withdraw your tendered options or change your election in accordance with the provisions of this section.

     You may withdraw your tendered options at any time before 5:00 p.m., Mountain Daylight Time, on September 27, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept all properly tendered options promptly after the expiration of the offer on September 27, 2001, and we expect to cancel all accepted options on or about October 1, 2001. If, however, we have not accepted your tendered options for exchange by 5:00 p.m., Mountain Daylight Time, you may withdraw your tendered options at any time after September 27, 2001, until they are accepted and cancelled.

     To validly withdraw tendered options, you must deliver to Lynn DeGeorge via facsimile (970-491-9976) or HAND delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

     If you first decline to participate in the offer and then decide to participate, you must deliver a new Election Form to Lynn DeGeorge via facsimile (970-491-9976) or hand delivery, in accordance with the procedures listed in
Section 4 above prior to the expiration date. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated.

     Except as described in the following sentences of this paragraph, the Election Form and the Notice to Withdraw from the Offer must be executed by the eligible employee whose name appears on the option agreement or agreements evidencing such options. If the eligible employee's name has legally been changed since the signing of the option agreement, the eligible employee must submit proof of the legal name change. If THE signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

     Neither we nor any other person is OBLIGATED to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

     6.   Acceptance of options for exchange and issuance of restricted stock



     Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as soon as practicable after the date of our acceptance and we anticipate the date of cancellation to be October 1, 2001, and we will forward to you, as soon as practicable, a restricted stock agreement for execution in connection with the issuance to you of restricted stock.

     The restricted stock will be issued under the 1997 Plan. Your restricted stock will be issued upon your return to US of a properly executed restricted stock agreement. Once your shares of restricted stock vest, we will distribute to you certificates representing the vested shares in accordance with the procedures set forth in Section 9.

     We will not accept partial tenders of your eligible options. However, you may tender the remaining portion of an OPTION which you have partially exercised. Accordingly, to participate in the offer, you must tender all eligible options, whether or not such options are partially exercised.

     Within two (2) business days after the receipt of your Election Form or your Notice to Withdraw from the Offer, we intend to e-mail you a confirmation of receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we WILL not be deemed to have accepted your options for exchange until such time as of when we have given oral or written notice to the eligible employees generally of such acceptance of such options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be October 1, 2001.

     7.   Conditions of the offer



     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after August 29, 2001, and prior to the Cancellation Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

* there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Heska;

* there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Heska, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (i) make the acceptance for exchange of, or issuance of restricted stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

 (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the tendered options;

(iii)  materially impair the contemplated benefits of the offer to Heska; or

 (iv) materially and adversely affect Heska's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Heska;

* a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Heska, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

* any change or changes shall have occurred in Heska's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Heska or may materially impair the contemplated benefits of the offer to Heska;

* any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, the Nasdaq stock market or the over-the-counter market; or

* any change in United States generally accepted accounting principles which could materially and adversely effect the manner in which we are required for financial accounting purposes to account for the offer.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.   Price range of shares underlying the options



     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "HSKA." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.


                                                   HIGH      LOW
FISCAL YEAR 2001
Quarter ended March 31, 2001                      $ 1.563   $ 0.656
Quarter ended June 30, 2001                         1.440   $ 0.950

FISCAL YEAR 2000
Quarter ended March 31, 2000                      $ 5.563   $ 2.063
Quarter ended June 30, 2000                         4.375     1.500
Quarter ended September 30, 2000                    4.469     1.750
Quarter ended December 31, 2000                     2.938     0.594

FISCAL YEAR 1999
Quarter ended June 30, 1999                       $ 5.125   $ 2.250
Quarter ended September 30, 1999                    3.938     2.000
Quarter ended December 31, 1999                     2.938     1.375



     As of August 27, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $0.94 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE deciding WHETHER OR NOT TO TENDER YOUR OPTIONS.

     9.   Source and amount of consideration; terms of restricted stock

     Consideration.

     We will issue shares of common stock subject to certain vesting restrictions (the "restricted stock") under our 1997 Plan in exchange for the eligible options properly tendered to and accepted for exchange and cancelled by us. We will issue a number of shares of restricted stock equal to the total number of shares of common stock underlying the tendered options which we accept and cancel in accordance with the terms of this offer. If we receive and accept tenders of all eligible options from eligible employees, subject to the terms and conditions of this offer we will issue 1,068,615 shares of restricted stock. These shares would equal approximately 3% of the total shares of our common stock outstanding as of August 29, 2001.

     Terms of Restricted Stock.

     The following description of the terms of the restricted stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 1997 Plan and the form of restricted stock agreement. The 1997 Plan, as amended, and the form of restricted stock agreement have been filed with the SEC as exhibits to the Schedule TO. Please contact us at 1613 Prospect Parkway, Fort Collins, Colorado 80525, Attention: Lynn DeGeorge, (telephone: 970-493-7272 ext. 4150), to receive a copy of the 1997 Plan or the restricted stock agreement. We will promptly furnish you with copies of these documents at our expense.

     General

     Awards of restricted stock under the 1997 Plan may be made to our employees, directors or consultants. At present, 7,774,842 shares of common stock are reserved for issuance under our 1997 Plan. Under the terms of the 1997 Plan, the shares of common stock underlying an option cancelled as part of this offer are available for subsequent grants under the plan. We currently do not intend to amend the 1997 Plan in connection with this offer.

     The restricted stock issued under the 1997 Plan will be evidenced by a restricted stock agreement between us and each eligible employee whose tendered options in the offer are accepted and cancelled. The restricted stock agreement will contain the vesting provisions and other restrictions applicable to the restricted stock to be issued to each such eligible employee. The shares of restricted stock will be subject to repurchase by us and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation or gift.

     Once you sign the restricted stock agreement and return it to us, we will issue in your name the number of shares of restricted stock that you are entitled to receive in connection with the offer. Until the shares have vested in accordance with the restricted stock agreement, we will hold the certificates representing the unvested portion of your restricted shares in our custody. After you have provided for the payment to us of any required federal and state income and withholding taxes with respect to the vested portion of the restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us, we will deliver to you the stock certificates representing the vested portion of the restricted stock issued to you pursuant to the offer. If you fail to make any arrangements, we will either withhold these amounts from your paycheck or withhold shares that have otherwise vested in an amount sufficient to satisfy any required withholding obligations. Please note that for administrative ease, we currently plan to issue certificates which represent one year's worth of vested shares, however, you may receive certficates representing a month's worth of vested shares by sending us a written request. You will have dividend, voting and other stockholder rights with respect to all of the restricted stock, even though the stock certificate representing the unvested portion of the restricted stock is held in our custody until you vest in that portion of the restricted stock. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, if you do not vest in the unvested portion of the restricted stock and it is forfeited to us, you will lose all stockholder rights with respect to those shares, and you will not be sent notices of meetings, proxy statements or other materials distributed to our stockholders unless you otherwise continue to hold shares of our common stock.

     Vesting; Forfeiture

     The shares of restricted stock you receive will vest after the date of issuance in equal monthly amounts for a period of forty-eight (48) months. In the event the monthly amount is a fraction, we will round the number up to the nearest whole number. For example, if you receive 10,000 shares of restricted stock, 209 shares will vest monthly over the first 47 months and 177 shares will vest on the 48th month. (10,000 divided by 48 equals 208.33, which rounds up to 209 shares per month. After 47 months, 9,823 shares would vest and the remaining 177 shares would vest on the 48th month.) This vesting schedule will apply to the shares of restricted stock regardless of whether or not the options exchanged in this offer had already vested. Unvested shares of restricted stock are subject to repurchase by us as described below.

     In the event you terminate your employment with us with or without good reason, we terminate your employment with or without cause or your employment is terminated because of your death, we will have the right to repurchase all unvested shares of restricted stock at a price equal to the par value ($.001) of the stock (the "Repurchase Right"). For example, assume you receive 10,000 shares of restricted stock in this offer. One year later, you terminate your employment and at that time, 2,508 shares of restricted stock have vested. This means that the remaining 7,492 shares of unvested restricted stock are subject to the Repurchase Right. We would be able to exercise the Repurchase Right on all of the shares by paying to you the par value of these shares.

     This Repurchase Right is what makes the stock restricted. After your termination, we will have one hundred twenty (120) days to exercise the Repurchase Right. We have sole discretion as to whether or not we will buy back unvested shares. In addition, we may elect to buy back a portion of your unvested shares. After 120 days, any remaining unvested shares which we have not repurchased will be vested.

     Acceleration

     If in the future an outside party, or a "buyer", acquires control of Heska, your unvested restricted stock may be assumed by the buyer or you may receive accelerated vesting, depending on the following circumstances:

* If you continue employment with the buyer, your monthly vesting schedule will continue. The difference is that rather than receiving shares of common stock in Heska as you vest, you will receive either shares of stock in the buyer or cash as you vest. The amount of stock or cash you receive will be based on the per share amounts paid by the buyer to the Heska stockholders in connection with the buyer's acquisition of Heska. In other words, your restricted shares would be converted into a right to receive what the Heska stockholders received in the acquisition. In all likelihood, this would either be stock in the buyer, cash or a combination of both. The actual amounts you receive would be subject to the appropriate exchange ratios that are determined in the acquisition.

* If at the time of the acquisition you are not offered employment with the buyer, then one year's worth of unvested restricted stock will receive accelerated vesting and become unrestricted stock. The time period will be based on your last day of employment. For example, if your employment is terminated on June 30, 2002, you would receive accelerated vesting for the shares of stock that would have vested from July 1, 2002 to June 29, 2002. Please note that if the remaining period of vesting is less than one year, you would only receive accelerated vesting for the actual amount of shares within that shorter time period. This one year accelerated vesting also applies if you continue employment with the buyer and the buyer later terminates your employment prior to you becoming fully vested.

The restricted stock agreement contains the provisions regarding the effect of a change of control on your restricted stock.

PLEASE BE AWARE THAT THE DATES LISTED ABOVE AND THE DESCRIPTION OF POTENTIAL BUYERS ARE ONLY BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS REGARDING YOUR EMPLOYMENT OR THAT AN ACQUISITION OF HESKA WILL OR WILL NOT OCCUR IN THE FUTURE.

     Tax Consequences

You should refer to Section 14 of this Offer to Exchange for a discussion of U.S. federal tax consequences resulting from the exchange of options for restricted stock.

     10.  Information concerning Heska



Our principal executive offices are located at 1613 Prospect Parkway, Fort Collins, Colorado 80525, and our telephone number is (970) 493-7272.

We discover, develop, manufacture and market companion animal health products. We have a sophisticated scientific effort devoted to applying biotechnology to create a broad range of pharmaceutical, vaccine and diagnostic products for the large and growing companion animal health market. In addition to our pharmaceutical, vaccine and diagnostic products, we also sell veterinary diagnostic and patient monitoring instruments and offer diagnostic services in the United States and Europe to veterinarians. Our primary manufacturing subsidiary, Diamond Animal Health, Inc., or Diamond, manufactures some of our companion animal products and food animal vaccine and pharmaceutical products which are marketed and distributed by third parties.

The financial information in the following documents are incorporated herein by reference:

* Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 29, 2001;

* Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 10, 2001; and

* Our quarterly report on Form 10-Q for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001.

     For a copy of our audited financial statements for the two fiscal years ended December 31, 2000 and December 31, 1999, as filed with the SEC, please see the Form 10-K for the fiscal year ended December 31, 2000.

     For our most recent unaudited balance sheet, unaudited comparative year-to-date income statements and related earnings per share data, unaudited statements of cash flows and unaudited comprehensive income, as filed with the SEC, please see the Form 10-Q for the quarter ended June 30, 2001.

     As of June 30, 2001, Heska's book value was $0.544 per share.

     SEE SECTION 17 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

     11. Interests of directors and officers; transactions and arrangements concerning the options



     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Directors and executive officers, as a group, beneficially own options under the 1997 Plan and having an exercise price greater than $3.90 to purchase a total of 850,200 shares of our common stock, which represents approximately 78% of the shares underlying all options outstanding under the 1997 Plan that have an exercise price greater than $3.90.

     Directors who are employees of Heska and executive officers are eligible to participate in the offer, however, outside directors are not eligible to participate in the offer. The directors who are employees of Heska and the executive officers, as a group, benefically own options having an exercise price greater than $3.90 to purchase a total of 830,000 shares of our common stock which represents approximately:

 * 76% of the shares underlying all options outstanding under the 1997 Plan that have an exercise price greater than $3.90; and

 * 78% of the shares underlying the options which may participate in the offer.

     The total number shares underlying outstanding options having an exercise price greater than $3.90 is 1,088,815 and the total number of shares underlying outstanding options which may participate in the offer is 1,068,615.

     Other than periodic purchases or our common stock pursuant to our 1997 Employee Stock Purchase Plan and grants of stock options in the ordinary course to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past sixty (60) days by Heska or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Heska.

     12. Status of options acquired by us in the offer; accounting consequences of the offer


     Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants under the 1997 Plan. To the extent these shares are not issued as restricted stock in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants under the 1997 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     The exchange and cancellation of tendered options and the subsequent issuance of restricted stock will result in the recognition of a compensation cost by us. If you do not make an election under Section 83(b) of the Internal Revenue Code, the compensation cost is measured as the quoted market price of our common stock on the date a share of restricted stock vests, less the consideration paid by the employee. As shares vest, we will recognize compensation costs. If you do make an election under Section 83(b), the compensation cost will be measured for all of the shares issued as of the date of grant.

     13.  Legal matters; regulatory approvals.


     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

     14.  Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees.

     WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     Issuance of Restricted Stock

     Assuming you do not make an election under Section 83(b) of the Internal Revenue Code, you will have no taxable income at the time we grant you the restricted stock. Instead, you will recognize ordinary income when (and if) the restricted stock vests and no longer is subject to the Repurchase Right. If you make a Section 83(b) election, you recognize ordinary income at the time of grant of the restricted stock. However, if you later forfeit the restricted stock, no tax deduction is allowed with respect to the forfeiture. That is, you will not receive any credit for taxes paid with respect to such forfeited stock. In all cases, the amount of ordinary income that you recognize will equal:

*    the fair market value of the shares at the time you recognize income, less

*    less the amount of consideration you paid for the shares


     For example, if you receive four thousand eight hundred (4,800) shares of restricted stock on October 1, 2001, one hundred (100) shares would vest each month.

     If you do not make an election under Section 83(b) of the Code, on November 1, 2001, you would recognize ordinary income for 100 shares and the amount would be the price of our common stock on that date. If our stock price is $1.00 on November 1, 2001, you would recognize $100 of ordinary income (less the amount of consideration you paid for each share). If on December 1, 2001, our stock price is $1.25, you would recognize $125 of ordinary income.

     If you do make an election under Section 83(b) of the Code, you would recognize ordinary income for all 4,800 shares on October 1, 2001, the date of grant. If our stock price is $1.00 on October 1, 2001, you would recognize $4,800 of ordinary income (less the amount of consideration you paid for each share). The subsequent vesting of the shares does not trigger additional recognition of ordinary income.



     We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance or vesting of your restricted stock.

     Subsequent Sale of Restricted Stock

     Upon a sale or other taxable disposition of the restricted stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized taxable income in connection with those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The capital gain or capital loss will be long-term if the shares are held for more than one (1) year prior to the sale.

     The capital gain holding period for unvested restricted stock will start either (i) at the time the restricted stock vests, if no Section 83(b) election is filed at the time of issuance, or (ii) at the time of issuance, if you file the Section 83(b) election within 30 days after the date of issuance.

     Effect on Incentive Stock Options Not Tendered

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the Internal Revenue Service may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your incentive stock options are modified would extend your required holding period with respect to the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two (2) years from the date of the deemed modification of your incentive stock options or
(ii) one (1) year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     15.  Extension of offer; termination; amendment.


     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the eligible employees or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Mountain Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

* we increase or decrease the amount of consideration offered for the options,

*    we decrease the number of options eligible to be tendered in the offer, or

* we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Daylight Time.

     16.  Fees and expenses.


     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer.

     17.  Additional information.


     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

* Our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 29, 2001;

* Our quarterly report on Form 10-Q for our quarter ended March 31, 2001, filed with the SEC on May 10, 2001; and

* Our quarterly report on Form 10-Q for our quarter ended June 30, 2001, filed with the SEC on August 14, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:



450 Fifth Street,      7 World Trade Center   500 West Madison
N.W.                                          Street
Room 1024              Suite 1300             Suite 1400
Washington, D.C.       New York, New York     Chicago, Illinois
20549                  10048                  60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "HSKA" and our SEC filings can be read at the following Nasdaq address:

                        Nasdaq Operations
                        1735 K Street, N.W.
                        Washington, D.C. 20006

     Each  person  to  whom a copy of this Offer to Exchange  is  delivered  may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by:

  * writing to us at Heska Corporation, 1613 Prospect Parkway, Fort Collins, Colorado 80525, Attention: Lynn DeGeorge;

  *    e-mailing Lynn DeGeorge at degeorl@heska.com; or

  *    telephoning Lynn DeGeorge at (970) 493-7272, ext. 4150.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Heska should be read together with the information contained in the documents to which we have referred you.

     18.  Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Heska or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report for the year ended December 31, 2000, on Form 10-K filed on March 29, 2001, as amended, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  *  We have a history of losses and may never achieve profitability.

  *  We may need additional capital in the future.

  * We have limited resources to devote to product development and commercialization. If we are not able to devote resources to product development and commercialization, we may not be able to develop our products.

  * We must obtain and maintain costly regulatory approvals in order to market our products.

  * Factors beyond our control may cause our operating results to fluctuate, and since many of our expenses are fixed, this fluctuation could cause our stock price to decline.

  * We must maintain various financial and other covenants under our revolving line of credit agreement.

  * A small number of large customers account for a large percentage of our revenues, and the loss of any of them could harm our operating results.

  * We operate in a highly competitive industry, which could render our products obsolete or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve profitability.

  * We have limited experience in marketing our products, and may be unable to commercialize our products.

  * We have granted third parties substantial marketing rights to our products under development. If our current third party marketing agreements are not successful, or if we are unable to develop our own marketing capabilities or enter into additional marketing agreements in the future, we may not be able to develop and commercialize our products.

  *  We may face costly intellectual property disputes.

  * We have limited manufacturing experience and capacity and rely substantially on third party manufacturers. The loss of any third party manufacturers could limit our ability to launch our products in a timely manner, or at all.

  * We depend on partners in our research and development activities. If our current partnerships and collaborations are not successful, we may not be able to develop our technologies or products.

  * We depend on key personnel for our future success. If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve our goals.

  * We may face product returns and product liability litigation and the extent of our insurance coverage is limited. If we become subject to product liability claims resulting from defects in our products, we may fail to achieve market acceptance of our products and our business could be harmed.

  * We may be held liable for the release of hazardous materials, which could result in extensive costs which would harm our business.

  * We expect to experience volatility in our stock price, which may affect our ability to raise capital in the future or make it difficult for investors to sell their shares.

  * If we fail to meet Nasdaq National Market listing requirements, our common stock will be delisted and become illiquid.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.



WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF
AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE LETTER FROM ROBERT B. GRIEVE DATED AUGUST 29, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                       HESKA CORPORATION, AUGUST 29, 2001


                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF HESKA CORPORATION

     The directors and executive officers of Heska Corporation and their positions and offices as of August 29, 2001, are set forth in the following table:


NAME                            POSITION AND OFFICES HELD

Robert B. Grieve, Ph.D.         Chairman of the Board of Directors &
                                 Chief Executive Officer
James H. Fuller                 President & Chief Operating Officer
Ronald L. Hendrick              Executive Vice President, Chief
                                 Financial Officer & Secretary
Guiseppe Miozzari, Ph.D.        Managing Director, Heska AG
Dan T. Stinchcomb, Ph.D.        Executive Vice President, Research
                                 and Development
Carol Talkington Verser, Ph.D.  Executive Vice President,
                                 Intellectual Property and Business
                                 Development
William A. Aylesworth           Director
A. Barr Dolan                   Director
G. Irvin Gordon                 Director
Lyle A. Hohnke, Ph.D            Director
Edith W. Martin, Ph.D           Director
John F. Sasen, Sr.              Director
Lynnor B. Stevenson, Ph.D.      Director


     The address of each director and executive officer is: c/o Heska Corporation, 1613 Prospect Parkway, Fort Collins, Colorado 80525.